Exhibit 99.1

     Ameron Reports Third-Quarter Loss on Comparable Operating Performance

    PASADENA, Calif.--(BUSINESS WIRE)--Sept. 23, 2004--Ameron International Corporation (NYSE:AMN) reported a loss of $1.05 per diluted share on sales of $155.4 million in the third quarter ended August 29, 2004. Ameron earned $.94 per diluted share on sales of $155.2 million in the third quarter of 2003.
    As previously announced, two executive benefit plans were terminated in the third quarter of 2004, resulting in a nonrecurring $12.8 million pretax charge associated with the curtailment and settlement of the plans. The after-tax impact of the curtailment and settlement was $14.9 million due to restrictions on the deductibility of certain executive compensation. Additionally, 2003 third-quarter pretax results included a $2.5 million gain on the sale of Ameron's minority interest in a Mexican coatings venture. Excluding the benefit plans' termination costs in 2004 and the gain on the sale of the venture in 2003, Ameron would have earned $.72 per share in 2004 versus $.74 per share in 2003.
    "The third-quarter results were affected by the non-routine items outlined above, but we are pleased with the Company's core operations," commented James S. Marlen, Ameron's Chairman, President, and Chief Executive Officer. "Core operations were comparable in the third quarter of 2004 and 2003. While both the Water Transmission and Performance Coatings & Finishes Groups continued to be affected by weak market conditions, the Fiberglass-Composite Pipe and Infrastructure Products Groups performed well due to strong demand. Additionally, profits and cash flow were significantly enhanced by the success of TAMCO, Ameron's 50%-owned steel mini-mill."
    For the first nine months of 2004, Ameron lost $.56 per diluted share on sales of $435.6 million, compared to earning $2.19 per diluted share on sales of $433.6 million in the same period in 2003. In addition to the third-quarter performance highlighted above, the year-to-date results were impacted by labor disputes at three of Ameron's major operations in the first half of 2004. Excluding the benefit plan termination costs in 2004 and the gain on the sale of the coatings venture in 2003, in the first nine months, Ameron would have earned $1.22 per share in 2004 and $1.98 per share in 2003.
    The Fiberglass-Composite Pipe Group had flat sales and higher profits in the third quarter. An increase in sales from Asian operations to Far Eastern marine and offshore markets was offset by lower sales from U.S. operations. Demand in the U.S. for piping for offshore applications was lower, and sales of oilfield piping also declined. Segment profits increased due primarily to lower selling, general and administrative costs. Despite a slight falloff in certain markets, the overall demand for fiberglass piping remains robust. The outlook for the Fiberglass-Composite Pipe Group remains favorable. Progress is being made to construct a new state-of-the-art fiberglass production facility in Malaysia. The facility should begin production at the end of 2005.
    The Water Transmission Group's sales and profits declined in the third quarter of 2004, compared to the same period in 2003. Sales were lower as a result of the soft market conditions which persisted in the western U.S. throughout 2004. Profits declined primarily because of lower sales and increased competitive pressures. Based on the current backlog of orders, improvement is expected in the fourth quarter. However, full-year results are not expected to meet those of last year. Longer term, the outlook for the Water Transmission Group remains positive based on the needs for water piping in the western U.S.
    The Performance Coatings & Finishes Group had higher sales, but lower profits. The Performance Coatings & Finishes Group continued to suffer margin pressures and weak market conditions. Sales increased in Europe and Australasia, but sales declined in the U.S. Both U.S. and European operations continued to struggle against weak demand for high-performance coatings used in chemical and industrial markets. The U.S. offshore market also remained weak, while the marine market was solid. Improvement remains dependent on higher spending in U.S. and European industrial markets.
    The Infrastructure Products Group had higher sales and profits than in the third quarter of 2003. Sales and profits of both pole operations and Hawaiian quarry and ready-mix operations improved due to continued residential and commercial construction spending throughout the U.S. and Hawaii. Hawaiian operations returned to normal following settlement of the labor dispute in the first half of the year. The outlook for the Infrastructure Products Group remains positive.
    TAMCO, which manufactures steel reinforcing bar for the construction market in the western U.S., continued to benefit from local demand and higher prices caused by the strong worldwide demand for steel. TAMCO is forecasted to perform at record levels for the balance of 2004.
    Jim Marlen continued, "The Fiberglass-Composite Pipe Group and TAMCO are each operating at an outstanding pace, and the Infrastructure Products Group has recovered nicely from the Hawaiian labor disputes. We expect improvements from the Water Transmission Group in the fourth quarter. Our previous estimate of a solid second half from operations still holds."
    As previously announced, the Company terminated the two executive benefit programs in consideration of ongoing costs, anticipated legislative restrictions on such programs, and the Company's preference for executive benefit plans having more predictable costs. Ameron previously purchased life insurance policies to cover benefits under the plans. The cash surrender values of these policies totaled approximately $26.9 million as of August 29, 2004 and exceeded the amount required to make lump-sum payments to all plan participants. During the third quarter ended August 29, 2004, $24.7 million was paid to participants to settle most of the obligations of the Company under the plans. The settlement payments were made using existing cash balances, and the life insurance policies continued to be held by the Company for investment purposes and to reduce income taxes. Management anticipates that, going forward, a portion of the life insurance policies will be liquidated and a portion of the policies will continue to be held for general investment purposes. Termination and settlement of the plans is expected to reduce benefit expenses in future years, as well as reduce the approximately $2.7 million benefit expense forecasted for fiscal 2004 by approximately $1.3 million. Ameron charged $2.1 million under the plans in fiscal 2003.
    Management measures the Company's financial performance based on operating results without the impact of non-routine items, and believes that non-GAAP earnings per share, excluding the non-routine items described above, provides a more meaningful comparison of year-over-year operating results. Non-GAAP earnings and earnings per share are calculated as follows:


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           August 29, August 31, August 29, August 31,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
(In thousands, except
 share and per share data)

Net (Loss) Income as
 Reported                    $(8,775)    $7,711    $(4,655)   $17,711

Plus:  Pension Plan
 Curtailment/Settlement,
 Net of Taxes                 14,926          -     14,926          -
Less: Gain on Sale of
 Amercoat Mexicana, Net of
 Taxes                             -     (1,675)         -     (1,675)
                           ---------- ---------- ---------- ----------

Non-GAAP Net Income           $6,151     $6,036    $10,271    $16,036
                           ========== ========== ========== ==========

Weighted Average Shares
 (Diluted)                 8,507,129  8,194,581  8,438,795  8,103,576

Non-GAAP Earnings Per
 Share (Diluted)                $.72       $.74      $1.22      $1.98
                           ========== ========== ========== ==========


    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids; and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
        Three Months Ended August 29, 2004 and August 31, 2003
                 (In thousands, except per share data)
                              (Unaudited)

                                                  2004         2003
                                                ---------    ---------

Sales                                          $ 155,413    $ 155,174
Cost of Sales                                   (117,168)    (112,730)
                                                ---------    ---------
Gross Profit                                      38,245       42,444
Selling, General and Administrative Expenses    ( 35,414)    ( 32,078)
Pension Plan Curtailment/Settlement             ( 12,817)           -
Other Income                                         740        2,715
                                                ---------    ---------
(Loss)/Income before Interest, Income Taxes
 and Equity in Earnings of Joint Venture         ( 9,246)      13,081

Interest Expense, Net                            ( 1,193)     ( 1,821)
                                                ---------    ---------
(Loss)/Income before Income Taxes and Equity
 in Earnings of Joint Venture                   ( 10,439)      11,260
Provision for Income Taxes                       ( 2,921)     ( 3,779)
                                                ---------    ---------
(Loss)/Income before Equity in Earnings of
 Joint Venture                                  ( 13,360)       7,481
Equity in Earnings of Joint Venture, Net of
 Taxes                                             4,585          230
                                                ---------    ---------
Net (Loss)/Income                              $ ( 8,775)   $   7,711
                                                =========    =========

Net (Loss)/Income Per Diluted Share            $   (1.05)   $     .94
                                                =========    =========

Cash Dividends Paid Per Share                  $     .20    $     .20
                                                =========    =========


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
         Nine Months Ended August 29, 2004 and August 31, 2003
                 (In thousands, except per share data)
                              (Unaudited)

                                                  2004         2003
                                                ---------    ---------

Sales                                          $ 435,597    $ 433,639
Cost of Sales                                   (330,827)    (318,213)
                                                ---------    ---------
Gross Profit                                     104,770      115,426
Selling, General and Administrative Expenses    (100,360)    ( 92,636)
Pension Plan Curtailment/Settlement             ( 12,817)           -
Other Income                                       2,794        8,680
                                                ---------    ---------
(Loss)/Income before Interest, Income Taxes
 and Equity in Earnings of Joint Venture         ( 5,613)      31,470

Interest Expense, Net                            ( 4,462)     ( 5,124)
                                                ---------    ---------
(Loss)/Income before Income Taxes and Equity
 in Earnings of Joint Venture                   ( 10,075)      26,346
Provision for Income Taxes                       ( 3,041)     ( 8,717)
                                                ---------    ---------
(Loss)/Income before Equity in Earnings of
 Joint Venture                                  ( 13,116)      17,629
Equity in Earnings of Joint Venture, Net of
 Taxes                                             8,461           82
                                                ---------    ---------
Net (Loss)/Income                              $ ( 4,655)   $  17,711
                                                =========    =========

Net (Loss)/Income Per Diluted Share            $    (.56)   $    2.19
                                                =========    =========

Cash Dividends Paid Per Share                  $     .60    $     .56
                                                =========    =========


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
         Nine Months Ended August 29, 2004 and August 31, 2003
                            (In thousands)
                              (Unaudited)

                                                    2004        2003
                                                  --------    --------
Operating Activities
  Net (Loss)/Income                              $ (4,655)   $ 17,711
  Adjustments to Reconcile Net (Loss)/Income to
   Net Cash Provided by Operations                 15,162      12,454
  Changes in Operating Assets and Liabilities       9,524        (649)
                                                  --------    --------
Net Cash Provided by Operations                    20,031      29,516

Investing Activities
  Proceeds from Sale of Assets                        284       3,292
  Additions to Property, Plant and Equipment      (13,086)    (12,892)
                                                  --------    --------
Net Cash Used in Investing Activities             (12,802)     (9,600)

Financing Activities
  Short and Long-Term Borrowings, Net                 655      (7,417)
  Debt Issuance Costs                                (473)     (1,659)
  Dividends on Common Stock                        (5,015)     (4,464)
  Issuance of Common Stock                          3,220       3,737
  Change in Treasury Stock                           (251)        136
                                                  --------    --------
Net Cash Used in Financing Activities              (1,864)     (9,667)

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                          153         445
                                                  --------    --------
Net Change in Cash and Cash Equivalents          $  5,518    $ 10,694
                                                  ========    ========


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                August 29,    Nov. 30,
                                                   2004         2003
                                               (Unaudited)
                                                 --------     --------
ASSETS
Current Assets
  Cash and Cash Equivalents                     $ 25,908     $ 20,390
  Receivables, Net                               141,431      155,629
  Inventories                                     86,577       91,371
  Other Current Assets                            29,873       28,123
                                                 --------     --------
    Total Current Assets                         283,789      295,513
Investments in Joint Ventures
  Equity Method                                   13,688       13,064
  Cost Method                                      5,479        5,479
Property, Plant and Equipment, Net               149,846      150,586
Goodwill and Intangible Assets                    13,466       13,526
Other Assets                                      51,626       55,324
                                                 --------     --------
  Total Assets                                  $517,894     $533,492
                                                 ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current Portion of Long-Term Debt             $  8,333     $  8,333
  Trade Payables                                  49,777       47,512
  Accrued Liabilities                             55,331       53,091
  Income Taxes Payable                             6,129        9,568
                                                 --------     --------
    Total Current Liabilities                    119,570      118,504
Long-Term Debt, Less Current Portion              86,679       86,044
Other Long-Term Liabilities                       58,043       72,832
                                                 --------     --------
  Total Liabilities                              264,292      277,380
Stockholders' Equity
  Common Stock                                    27,742       27,186
  Additional Paid-In Capital                      21,437       16,443
  Unearned Restricted Stock                       (2,632)      (1,481)
  Retained Earnings                              284,585      294,255
  Accumulated Other Comprehensive Loss           (28,756)     (31,768)
  Treasury Stock                                 (48,774)     (48,523)
                                                 --------     --------
    Total Stockholders' Equity                   253,602      256,112
                                                 --------     --------
  Total Liabilities and Stockholders' Equity    $517,894     $533,492
                                                 ========     ========

    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626-683-4000